SUBSIDIARIES OF SYSTEMAX INC.                            Exhibit 21

Company Name	Jurisdiction

Avenue Industrial Supply Company Limited	Canada

C&H Distribution Holdings Inc.	USA (DE)

C&H Distributors, LLC	USA (DE)

Global Equipment Company Inc.	USA (NY)

Global Industrial Distribution Inc.	USA (DE)

Global Industrial Holdings LLC	USA (DE)

Global Industrial Services Inc.	USA (DE)

Industrialsupplies.Com, LLC	USA (DE)

InMac WStore SAS	France

Misco Germany Inc.	USA (NY)

Nexel Industries, Inc.	USA (NY)

Systemax Global Solutions Inc.	USA (NY)